Exhibit 10.3

STATE OF NORTH CAROLINA

COUNTY OF COLUMBUS

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of March 25, 2009, by and between WACCAMAW BANK and WACCAMAW BANKSHARES, INC., both of Whiteville, North Carolina (together “Waccamaw”) and J. Daniel Hardy (“Officer”).

WHEREAS, Officer is employed by Waccamaw as its Senior Vice President and Chief Lending Officer; and

WHEREAS, the services of Officer, Officer’s experience and knowledge of the affairs of Waccamaw and reputation and contacts in the industry are extremely valuable to Waccamaw; and

WHEREAS, Waccamaw wishes to attract and retain such well-qualified executives and it is in the best interests of Waccamaw and of Officer to secure the continued services of Officer notwithstanding any Change of Control of Waccamaw; and

WHEREAS, Waccamaw considers the establishment and maintenance of a sound and vital management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of Waccamaw and its shareholders; and

WHEREAS, the parties desire to enter into this Agreement to provide Officer with security in the event of a Change of Control of Waccamaw and to ensure the continued loyalty of officer during any such Change of Control in order to maximize shareholder value as well as the continued safe and sound operation of Waccamaw.

WHEREAS, both Officer and Waccamaw acknowledge and agree that this agreement is not an employment agreement but is limited to circumstances giving rise to a Change of Control of Waccamaw as set forth herein.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants, and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby do agree as follows:

1. Term. The initial term of this Agreement shall be for the period commencing upon the date of execution of this Agreement (the “Effective Date”) and ending three (3) calendar years from the Effective Date of this Agreement. At the end of the first twelve months from the Effective Date of this Agreement, the term shall be extended for an additional twelve-month period of time unless prior to the expiration of the first twelve months of the term of this Agreement, Waccamaw, through action of its board of directors, shall have given Officer written notice that such twelve-month extension shall not occur. Similarly, at the end of each twelve-month period of time thereafter, the term of this Agreement shall be extended an additional twelve-month period unless such written notice shall have been given to the Officer.

2. Payment in Certain Events.

(a) If at the effective time of, or at any time within twelve (12) months following, a “Change of Control”:

(i) Waccamaw terminates Officer’s employment other than for “Cause” (as defined in paragraph 4 below), or,

(ii) a “Termination Event” (as defined below) occurs and, thereafter, Officer voluntarily terminates his own employment with Waccamaw in the manner described below, then (subject to the limitations set forth herein) Officer shall be entitled to receive from Waccamaw, and Waccamaw shall be obligated to pay or cause to be paid to Officer (i) an amount equal to 299% of the Officer’s “base amount” as defined in section 280G(b)(3) of the Internal Revenue Code (the “Code”).

(b) For purposes of this Agreement, a “Termination Event” shall be deemed to have occurred if Waccamaw’s obligations under this Agreement are not assumed (by agreement, operation of law or otherwise) by a Successor (as defined in paragraph 2(d) below) in connection with the transaction or event in which such person or entity becomes a Successor to Waccamaw, or if at the effective time of or within twelve (12) months following a Change of Control:

(i) Officer’s executive position, duties, responsibilities or reporting responsibilities with Waccamaw in effect at the time of the Change of Control are, as the case may be, either eliminated, diminished, lessened or diluted, unless Officer expressly agrees, in writing, to any such change;

(ii) Officer’s annual base salary rate is reduced below the amount in effect as of the effective time of a Change of Control or as the same shall have been increased from time to time following such effective time;

(iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, grants or rights under any stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by Waccamaw to Officer as of the effective time of the Change of Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of Waccamaw who participated in such benefits prior to such Change of Control; or

(iv) Officer is transferred to a job location which is more than 25 miles (by most direct highway route) from his principal work location at the effective time of the Change of Control, without Officer’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect. However, notwithstanding anything contained herein to the contrary, no such action or event shall be considered a “Termination Event” if, prior to the occurrence of such event, Officer and Waccamaw agree in writing that the same shall not be treated as a Termination Event for purposes of this Agreement.

(c) The term “Change of Control” means a change in control as defined in section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(i) Change in ownership: a change in ownership of Waccamaw Bankshares, Inc. occurs on the date any one person or group accumulates ownership of Waccamaw Bankshares, Inc.’s stock constituting more than 50% of the total fair market value or total voting power of Waccamaw Bankshares, Inc.’s stock,

(ii) Change in effective control: a change in effective control of Waccamaw Bankshares, Inc. occurs when (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of Waccamaw Bankshares, Inc. possessing 35% or more of the total voting power of Waccamaw Bankshares, Inc.’s stock, or (y) a majority of Waccamaw Bankshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Waccamaw Bankshares, Inc.’s board of directors, or

(iii) Change in ownership of a substantial portion of assets: a change in the ownership of a substantial portion of Waccamaw Bankshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires assets from Waccamaw Bankshares, Inc. having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Waccamaw Bankshares, Inc. immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Waccamaw Bankshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Notwithstanding the other provisions of this paragraph 2, for purposes of this Agreement, a transaction or event shall not be considered a Change of Control if, prior to the consummation or occurrence of such transaction or event, Officer and Waccamaw agree in writing that the same shall not be treated as a Change of Control for purposes of this Agreement.

(d) For purposes of this Agreement, all references to “Waccamaw” shall include any “Successor” (as defined below) to Waccamaw which shall have assumed and become liable for Waccamaw’s obligations hereunder (whether such assumption is by agreement, operation of law or otherwise). “Successor” refers to any person or entity (corporate or otherwise) into or with which Waccamaw (or any such Successor) shall be merged or consolidated or to which all or substantially all of Waccamaw’s (or any such Successor’s) assets shall be transferred in any manner.

(e) If Officer’s employment is terminated by Waccamaw without Cause prior to the effective time of a Change of Control but following the date on which the board of directors of Waccamaw takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to a Change of Control, then, for purposes of this Agreement, such termination of employment shall be deemed to have occurred at the effective time of the Change of Control.

(f) Cash amounts payable pursuant to this paragraph 2 shall be paid in one lump sum payment which shall be due and payable by Waccamaw on the earlier of (i) the first day of the seventh month following the “Termination Date” (as defined below); or (ii) the date of Officer’s death. For purposes of this Agreement, the “Termination Date” will be the effective date of any termination of Officer’s employment which gives rise to Waccamaw’s payment obligation under this paragraph 2 (whether such termination is effected by Waccamaw without Cause or voluntarily by Officer following the occurrence of a Termination Event).

(g) In order to become entitled to any payments under this paragraph 2 on account of a Termination Event, Officer must effectively terminate his employment with Waccamaw within twelve (12) months following the date of occurrence of such Termination Event. For purposes of this Agreement, the Termination Date relating to Officer’s voluntary termination of his employment following such a Termination Event shall be the date of delivery by Officer to Waccamaw (or to any Successor) of a written notice of termination which describes the Change of Control and Termination Event which have occurred. If the Officer does not so terminate his employment with Waccamaw within such twelve (12) month period following the date of occurrence of a Termination Event, the Officer shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event occurring within twelve (12) months following the Change of Control and as to which such period has not expired.

(h) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by Waccamaw for federal income tax purposes and not result in the imposition of an excise tax on Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Officer which constitute “parachute payments” as that term is defined in section 280G(b)(2) of the Code, shall be modified or reduced to the extent necessary to avoid the imposition of an excise tax on Officer under section 4999 of the Code or the disallowance of a deduction to Waccamaw under section 280G of the Code.

(i) In the event any dispute shall arise between the Officer and Waccamaw as to the terms or interpretation of this Agreement, including this paragraph 2, whether instituted by formal legal proceedings, arbitration, or otherwise, including any action taken by the Officer to enforce the terms of this paragraph 2 or in defending against any action taken by Waccamaw, Waccamaw shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

3. Exclusions. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by Officer that:

(a) Officer shall not be entitled to any payments under this Agreement in the event (i) Waccamaw terminates Officer’s employment for Cause (as defined in paragraph 4(a) below), or (ii) Officer voluntarily terminates his employment with Waccamaw other than as provided in paragraph 2(g) above, or (iii) Officer’s employment with Waccamaw terminates or is terminated due to his death, “Retirement” (as defined in paragraph 4(c) below), or “Disability” (as defined in paragraph 4(b) below); and,

(b) Officer’s employment with Waccamaw is on an “at will” basis and this Agreement does not constitute an employment contract or an agreement by Waccamaw to employ Officer for any particular period of time or in any particular capacity. Nothing in this Agreement is intended or should be interpreted to confer upon Officer the right to continue in the employ of Waccamaw or to interfere with or restrict in any way the right of Waccamaw to discharge Officer or terminate his employment at any time or for any reason whatsoever, with or without Cause, and without any obligation or liability to Officer except as herein provided, it being the intent of the parties hereto only to provide for payment of the severance benefits specified herein in the event of the termination of Officer’s employment with Waccamaw under the circumstances set forth herein.

4. Other Definitions.

(a) For purposes of this Agreement, Waccamaw shall have “Cause” to terminate Officer’s employment as a result of:

(i) Officer’s continued failure (following reasonable notice of such failure and an opportunity to correct performance deficiencies) to perform or discharge the duties of his employment in a reasonably competent and satisfactory manner, or a determination by Waccamaw, in good faith, that Officer is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of Waccamaw or which has had or likely will have a material adverse effect on Waccamaw’s business or reputation;

(ii) The violation by Officer of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over Waccamaw or any of its affiliates or subsidiaries (any of the foregoing being hereinafter referred to as a “Regulatory Authority”, which will include, without limitation, the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the North Carolina Banking Commission, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, or any other banking regulator), which results from Officer’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or statement of policy and results in any substantial damage, monetary or otherwise, to Waccamaw or any of its affiliates or subsidiaries or to their reputation;

(iii) The commission in the course of Officer’s employment with Waccamaw of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv) The conviction of Officer of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Officer from serving as an employee or executive officer of, or a party affiliated with, Waccamaw; or, in the event Officer becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of Waccamaw’s affairs (or if proceedings for that purpose are commenced) by, any Regulatory Authority; or

(v) The occurrence of any event believed by Waccamaw, in good faith, to have resulted in Officer being excluded from coverage, or having coverage limited as to Officer as compared to other covered officers or employees, under Waccamaw’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

(b) “Disability” means the absence of Officer from his employment duties on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to physical or mental illness or injury (subject to Waccamaw’s obligations and Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of Waccamaw).

(c) “Retirement” means Officer’s retirement (whether early, normal or delayed retirement) under the terms of any retirement benefit plan generally applicable to Waccamaw’s salaried employees.

5. Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Waccamaw (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a) Waccamaw is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if

(b) in the opinion of counsel to Waccamaw such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to Waccamaw, including without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise is prohibited by any Regulatory Authority.

6. Termination of Agreement. Notwithstanding anything contained herein to the contrary, this Agreement automatically shall terminate and become null and void upon any termination of Officer’s employment with Waccamaw other than a termination of employment which results in Waccamaw’s payment obligation provided for under paragraph 2(a) above. Following any such termination of this Agreement, it shall be of no further force or effect and Officer shall have no further rights hereunder.

7. Successors and Assigns. This Agreement shall inure to the benefit of and be binding on Officer and his heirs, successors and assigns, and on Waccamaw and any corporate or other successor to Waccamaw which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Waccamaw. Waccamaw shall cause its obligations under this Agreement to be expressly assumed by any Person or entity that becomes a Successor to Waccamaw. However, Waccamaw’s failure to obtain any such express assumption shall have no effect on the obligations of any such Successor to the extent that such Successor is deemed to have assumed and become liable for Waccamaw’s obligations hereunder by operation of law. Notwithstanding anything contained herein to the contrary, in no event may Officer transfer or assign his rights under this Agreement to any other person without the prior written consent of Waccamaw.

8. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Officer and Waccamaw, except as herein otherwise provided. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

9. Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply. The parties hereto agree that any action relating to this Agreement shall be instituted and prosecuted in the Courts of Columbus County, North Carolina, and each party hereto does hereby waive any and all defenses relating to venue and jurisdiction over the person.

10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11. Section 409A Compliance. Officer and Waccamaw intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Code. In that regard, if any provision of this Agreement is ambiguous as to its satisfaction of the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. Waccamaw shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Officer to additional tax or interest, and Waccamaw shall not be required to incur additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Code include rules, regulations and guidance of general application issued by the Department of Treasury under section 409A of the Code.

IN TESTIMONY WHEREOF, Waccamaw has caused this instrument to be executed under seal and in such form as to be binding, all by authority of its board of directors first duly given; and the individual party hereto has set said party’s hand hereto and has adopted as said party’s seal the typewritten word “SEAL” appearing beside said party’s name, this the day and year first above written.

WACCAMAW BANK

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer

ATTEST:

/s/ Michelle W. Ward
Asst Corp.
Secretary

WACCAMAW BANKSHARES, INC.

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer

ATTEST:

/s/ Michelle W. Ward
Asst Corp.
Secretary

/s/ J. Daniel Hardy (SEAL)
J. Daniel Hardy